UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 1, 2008
SIOUXLAND ETHANOL, LLC
(Exact name of small business issuer as specified in its charter)

Nebraska	000-52420	22-3902184
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or		Identification No.)
organization)
1501 Knox Boulevard
Jackson, Nebraska 68743
(Address of principal executive offices)
(402) 632-2676
(Issuer’s telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     At its meeting on January 24, 2008, the Board of Directors of Siouxland Ethanol, LLC (the “Company”) designated Mr. Charles Hofland as the President and Chief Executive Officer of the Company and Mr. Mark Rolfes as Treasurer and Chief Financial Officer of the Company, each effective February 1, 2008.
     Mr. Hofland, age 55, has been employed by the Company since September 1, 2006. He has served as the Company’s General Manager since that time and was also designated as the Company’s principal operating officer on December 1, 2007. He will continue to serve in those capacities in addition to his new role as President and Chief Executive Officer. Prior to joining the Company, Mr. Hofland was employed by Little Sioux Corn Processors LLC since 2002 as a commodities manager.
     Mr. Rolfes, age 45, joined the Company’s accounting staff in August 2007 and was named as the Company’s Controller and designated the Company’s principal accounting officer on December 1, 2007. He will continue to serve in those capacities in addition to his new role as Treasurer and Chief Financial Officer. Mr. Rolfes was previously employed by Williams & Co., PC in charge of financial statement compliance. From November 2001 to March 2004, Mr. Rolfes was employed with Great West Casualty Company as a statistical/tax accountant.
     There are no family relationships between either Mr. Hofland or Mr. Rolfes and any director or other executive officer of the Company and neither Mr. Hofland nor Mr. Rolfes was selected by the Board of Directors to serve in any capacity as an executive officer pursuant to any arrangement or understanding with any person.
     On the effective date of the appointment of Mr. Hofland as President and Chief Executive Officer, Mr. Thomas Lynch, resigned as the President and Chief Executive Officer of the Company. Similarly, Mr. John Kingsbury resigned as Treasurer and Chief Financial Officer of the Company effective on February 1, 2008. Both Mr. Lynch and Mr. Kingsbury will continue to serve as directors of the Company and Mr. Lynch will continue to be the Chairman of the Board.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIOUXLAND ETHANOL, LLC
February 4, 2008	/s/ Charles Hofland
Charles Hofland, President